Agreement to Acquire Intellectual Property

This agreement is dated April 17, 2003 between:

Duane Nickull and Matt MacKenzie, doing business as "Yellow Dragon Software", ("Yellow Dragon");

and

XML-Global Technologies, Inc., a Colorado corporation, ("XML Global");

Whereas:

a)            XML Global owns certain proprietary technology and computer software known as GoXML Registry (the "Technology").

b)           Yellow Dragon wishes to purchase rights to the Technology with a view to maintaining and selling it.

c)           XML Global Technologies wishes to grant to Yellow Dragon non-exclusive rights to the Technology.

In consideration for the payment of $1.00 (all amounts are expressed in United States dollars), the receipt and sufficiency of which is acknowledged, Yellow Dragon and XML Global agree as follows:
Intellectual Property Rights and Royalty Payments
1)	XML Global Technologies, Inc. warrants that it owns and may sell, license or otherwise derive benefit from the Technology.
2)

In consideration for the payments outlined below, XML Global grants a non-exclusive license to the Technology. As part of this XML Global will provide Yellow Dragon with the source code underlying the Technology.

3)

Yellow Dragon will pay a royalty of twenty percent of gross revenue resulting from sales of the Technology up until such a time as the royalty payments to XML Global reach the sum of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) (the "Total Payment"), at which time:

	a)	Yellow Dragon shall not be liable to pay any further royalties to XML Global; and
	b)	Yellow Dragon will retain rights to the Technology in perpetuity
4)

Yellow Dragon will pay the royalties on a monthly basis, 15 days after the end of each month for revenue that has been collected for the preceding month. The royalties shall be paid with a detailed analysis of all sales included in the remittance.

5)	There is no minimum royalty payment due to XML Global.
6)	XML Global may negotiate to acquire rights to improvements to the Technology once the Total Payment has been received.
7)

Yellow Dragon will grant XML Global the rights to include any updates, bug fixes and other general improvements to the code base on an ongoing basis for the duration of this agreement. XML Global's right to updates, bug fixes and general improvements apply only to the Technology and its direct derivatives and not to any complementary products developed by Yellow Dragon.

8)

Once XML Global has received the Total Payment, XML Global shall have rights in perpetuity to the updates, bug fixes or other general improvements existing at the date the Total Payment has been received, but shall not have rights to further updates, bug fixes or general improvements subsequently created by Yellow Dragon.

9)

Yellow Dragon shall have the right to assign, sell and sub-license the Technology rights contained in this agreement. Yellow Dragon shall make a royalty payment to XML Global for all revenue resulting from any such assignments, sales or OEM-type agreements.

10)	XML Global retains ownership of the Technology and, as a result, the right to assign, sell and sub-license the Technology to other parties.
Source Code
11)	Yellow Dragon will provide XML Global with updated source code monthly, with the last source code update being provides with the Total Payment.
Prospective Customers
12)

XML Global will give Yellow Dragon a list of prospective customers from its sales management system at the date of this agreement. Yellow Dragon may pursue these prospective customers without additional compensation to XML Global.

13)

XML Global will provide a list of prospective clients that it will retain and which Yellow Dragon may not pursue in respect of sales of the Technology for four months from the date of this Agreement. After the four-month period, Yellow Dragon will request assurance from XML Global that XML Global is not working with one of these prospective clients before Yellow Dragon solicits business from them.

14)

Yellow Dragon will not at any time attempt to sell or solicit business from any OEM or Reseller partner of XML Global,s. XML Global may at its discretion contract for professional services from Yellow Dragon in dealing with such partners. A list of all current OEM and Reseller partner agreements is attached as Appendix ?

15)	Future referrals by XML Global to Yellow Dragon will be subject to a referral fee as outlined below.
16)	Yellow Dragon agrees to charge reasonable market amount on its sales of the Technology and will not unduly discount the product. Yellow Dragon and XML Global will agree on a standard pricing model.
Referral Fee
17)

Each party may refer prospects to the other, with referrals being made in writing (including by email). If the party receiving the referral has already made contact with the prospective customer, it shall notify the referring party of that fact and no referral fee shall be due.

18)	If XML Global refers a prospect to Yellow Dragon, Yellow Dragon will pay a referral fee of 10% of cash collected, due 15 days after the end of the month the cash is received.
19)	If Yellow Dragon refers a prospect to XML Global, XML Global will pay a referral fee of 10% of cash collected, due 15 days after the end of the month the cash is received.
Audit
20)

For the term of this Agreement and one year thereafter, each Party shall have the right, at its own expense and under reasonable conditions of time and place, from time to time to have a mutually agreed to independent auditor audit the records of the other Party relating directly to the calculation of the fees payable pursuant to this Agreement. Such audits shall not occur more than once per calendar year and the independent auditor shall enter into a non-disclosure agreement with each Party prior to any such audit. Such information shall be used only to verify and enforce the other Party's compliance with the payment terms of this Agreement and shall treat such information as strictly confidential to that Party. In the event that the audit results indicate that a Party's quarterly report and payment, are less than ninety five percent (95%) of the correct report results and payments, that Party will reimburse the other for reasonable expenses incurred with respect to the audit.

Sundry
21)

Any notice or communication given under this agreement will be in writing and be hand delivered, mailed by registered or certified mail, postage prepaid, delivered by facsimile or by overnight courier as follows:

	a)	If to Yellow Dragon - 3247 West 6th Avenue, Vancouver, BC, V6K 1X7
	b0	If to XML Global - 1818 Cornwall Avenue, Suite 22, Vancouver, BC, V6J 1C7
22)

Neither party may assign or otherwise transfer any rights under this Agreement without the other party's prior written consent. Notwithstanding the foregoing Yellow Dragon may assign this agreement to Yellow Dragon Software Corporation (currently being incorporated) without the permission of XML Global. If Yellow Dragon assigns this Agreement, it will provide notice to XML Global.

23)

This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. A facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

24)	This Agreement may be amended only in writing executed by all parties.
25)	In the result of any disagreement or dispute, the laws of the Province of British Columbia shall govern this agreement

IN WITNESS WHEREOF, the undersigned have executed this agreement on the date noted above.

Yellow Dragon Software

__________________________
Duane Nickull

__________________________
Matt MacKenzie

XML-Global Technologies, Inc.

__________________________
Peter Shandro, Chairman of the Board